Exhibit 10.3

NB TELECOM, INC.

CERTIFICATE OF DESIGNATION
OF SERIES B PREFERRED STOCK

        NB Telecom, Inc. (the “Company”), a corporation organized and existing under Nevada Revised Statutes of the State of Nevada, does hereby certify:

        FIRST: Pursuant to authority conferred upon the Board of Directors by its Certificate of Incorporation, and pursuant to the provisions of Nevada Revised Statutes has adopted a resolution on December 24, 2008, which is set forth below, to issue the number of shares of the Series B Preferred Stock pursuant to a resolution dated December 24, 2008, a copy of which was filed with the State of Nevada.

        RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation of the Corporation, as amended, out of the authorized but unissued shares of Preferred Stock of the Corporation this Board of Directors hereby creates a series of the Preferred Stock, par value $.0001 per share (the “Preferred Stock”), of the Corporation, and this Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation of the Corporation which are applicable to Preferred Stock of all series) as follows:

        1.       Designation. The designation of the series shall be “Series B Preferred Stock” (the “Series B Preferred Stock”).

        2.       Number. The number of shares constituting the Series B Preferred Stock shall be one million (1,000,000).

        3.       Voting Rights.

a. General Voting Rights. The one million (1,000,000) Series B Preferred Stock shall have an aggregate voting power of 40% of the combined voting power of the entire Company’s shares, Common Stock and Preferred Stock as long as the Company is in existence. Each holder of the Series B Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the by-laws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

b. Consent Needed for Authorization. Without the vote or consent of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding, the Corporation may not (i) authorize, create or issue, or increase the authorized number of shares of, any class or series of capital stock ranking prior to or on a parity with the Series B Preferred Stock, (ii) authorize, create or issue any class or series of common stock of the Corporation other than the Common Stock, (iii) authorize any reclassification of the Series B Preferred Stock, (iv) authorize, create or issue any securities convertible into or exercisable for capital stock prohibited by Section 3(b)(i) or (ii), (v) amend this Certificate or (vi) enter into any merger or reorganization, or disposal of assets involving 20% of the total capitalization of the Corporation.

        4.       Liquidation.

a. Preference. Subject to the rights of the holders of any other series of Preferred Stock ranking senior to or on a parity with the Series B Preferred Stock with respect to liquidation and any other class or series of capital stock of the Corporation ranking senior to or on a parity with the Series B Preferred Stock with respect to liquidation, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of record of the issued and outstanding shares of Series B Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to the holders of shares of Series B Preferred Stock, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock and any other series of Preferred Stock ranking junior to the Series B Preferred Stock with respect to liquidation and any other class or series of capital stock of the Corporation ranking junior to the Series B Preferred Stock with respect to liquidation, an amount in cash per share equal to $1.00, plus an amount equal to all dividends accrued and unpaid on each such share (whether or not declared) up to the date fixed for distribution. If, upon such liquidation, dissolution or winding up of the affairs of the Corporation, the assets of the Corporation distributable among the holders of Series B Preferred Stock and any other series of Preferred Stock ranking on a parity therewith in respect thereto or any class or series of capital stock of the Corporation ranking on a parity therewith in respect thereto shall be insufficient to permit the payment in full to all such holders of shares of the preferential amounts payable to them, then the entire assets of the Corporation available for distribution to such holders of shares shall be distributed ratably among such holders in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full. After payment of the full amount to which they are entitled upon liquidation pursuant to this Section 4(a), the holders of shares of Series B Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation. Neither a consolidation or merger of the Corporation with another corporation or other entity nor a sale, transfer, lease or exchange of all or part of the Corporation’s assets will be considered a liquidation, dissolution or winding up of the affairs of the Corporation for purposes of this Section 4(a).

b. Adjustments. The liquidation preference provided for herein with respect to the Series B Preferred Stock shall be equitably adjusted to reflect any stock dividend, stock distribution, stock split or reverse stock split, combination of shares, subdivision of shares or reclassification of shares with respect to the Series B Preferred Stock.

        5.        Dividends. The holders of the Series B Preferred Stock shall not be entitled to receive dividends per share of Series B Preferred Stock.

         6.      Redemption. The Corporation shall have no rights to redeem Series B Preferred Stock.

        SECOND: That said determination of the powers, designation, preferences and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, relating to said series of Preferred Stock, was duly made by the Board of Directors of the Company pursuant to the provisions of the Certificate of Incorporation of the Company, as amended, and in accordance with the provisions of Nevada Revised Statutes of the State of Nevada.

NB TELECOM, INC.

By:	/s/ Paul Kelly Paul Kelly, Director

By:	/s/ Craig Burton Craig Burton, Director

By:	/s/ Leonard Battaglia Leonard Battaglia, Director